Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 27, 2024

LEGGETT & PLATT ANNOUNCES EXECUTIVE RETIREMENT AND APPOINTMENTS

Carthage, Mo., February 27, 2024 —

•	Steve Henderson, Executive Vice President and President of the Specialized Products and Furniture, Flooring & Textile Products segments, to retire effective April 1

•	Sam Smith appointed Senior Vice President and President of Furniture, Flooring & Textile Products segment effective April 2

•	Mitch Dolloff, President and CEO, will oversee Specialized Products segment on an interim basis

•	Ryan Kleiboeker promoted to Executive Vice President and Chief Strategic Planning Officer effective February 26

Diversified manufacturer Leggett & Platt announced that Steve Henderson, Executive Vice President and President of the Specialized Products and Furniture, Flooring & Textile Products segments, will retire effective April 1, 2024. Steve joined the Company in 2017 as President of the Automotive group and was appointed to President of the Specialized Products and Furniture, Flooring & Textile Products segments in 2020. Sam Smith will assume the role of Senior Vice President and President of the Furniture, Flooring & Textile Products segment effective April 2, 2024, while Mitch Dolloff will oversee the Specialized Products segment on an interim basis.

President and CEO Mitch Dolloff commented, “I would like to thank Steve for his service and dedication to Leggett. He has been an instrumental leader and trusted advisor during his tenure with the Company. I am grateful for his help in navigating unprecedented supply chain challenges over the last few years and enhancing numerous operational processes while championing the professional development and personal wellbeing of our employees. On behalf of Leggett & Platt, we wish him all the best in his retirement.”

Commenting on his retirement, Steve Henderson stated “As I reflect on my time at Leggett & Platt, I am so proud of our people. My favorite moments have been watching our employees develop and gain confidence from taking on a challenge or success in a new role. Their high level of performance is really a tribute to the strong foundational work ethic put in place long before I arrived.”

Sam Smith joined Leggett in 2014 and has held several operational roles of increasing responsibility within our Home Furniture group. In 2020, he was promoted to President of Home Furniture. Prior to joining Leggett, Sam held various leadership, sales, and engineering roles at other manufacturing and service companies.

Ryan Kleiboeker was promoted to Executive Vice President and Chief Strategic Planning Officer effective February 26, 2024. Ryan joined the Company in 2005 and spent eleven years in Corporate Development, evaluating and executing acquisition and divestiture transactions and supporting strategic planning activities. In 2016, he began working with the Specialized Products and Furniture, Flooring and Textile Products segments on a variety of financial, strategic, and operational initiatives. In 2020, Ryan assumed the role of Vice President – Corporate Development and Financial Planning. In June 2023, he was promoted to Senior Vice President and Chief Strategic Planning Officer and expanded his role to oversee the Company’s strategy, financial planning and analysis, mergers and acquisitions, and investor relations functions.

“Sam and Ryan are proven leaders at Leggett, whose dedication and expertise will continue to drive the Company’s success for years to come. I want to congratulate them on their well-deserved promotions and look forward to their continued contributions and leadership in their new roles,” said Dolloff.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 141-year-old Company is a leading supplier of bedding components and private label finished goods; automotive seat comfort and convenience systems; home and work furniture components; geo components; flooring underlayment; hydraulic cylinders for material handling and heavy construction applications; and aerospace tubing and fabricated assemblies.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Cassie J. Branscum, Vice President, Investor Relations

Kolina A. Talbert, Manager, Investor Relations

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